Exhibit 10.16

Memorandum

Date:	March 9, 2021
To:	Art Hoath
From:	Edmundo Gonzalez
Subject:	Employment Offer

I would like to take this opportunity to memorialize our agreement and understanding regarding your employment by Marpai Inc. This offer is contingent on our Initial Public Offering and the simultaneous acquisition of Continental Benefits.

To summarize the main points of compensation and associated responsibilities, I have put together the following points:

Title:	Chief Revenue Officer

Responsibilities:	Managing all revenue generation processes and activities. Leading all sales personnel as well as supporting the company’s sales and marketing strategy as the healthcare payer of the future

Reporting to:	CEO

Target Start Date:	May 3, 2021

Starting Salary:	Annual salary of $240,000. Payroll is processed twice per month

Advance Year 1:	Year 1 advance on commissions of $90,000, paid over 4 installments ($22,500 at the end of each 3-month period)

Sign-on Bonus:	One-time sign-on bonus of $15,000 to be paid at the first payroll

Commission:	1.5% commission on net revenue from all new business generated from brokers and self-insured employers via your sales professionals;

Plus, additional 5.0% commission on net revenue from direct employers or other new business won, where no other sales professional is involved

Equity stake:	40,000 options to purchase the company’s stock, under the company’s Global Share Incentive Plan. The options vest over four years with 25% vesting on the first anniversary, and 75% vesting monthly over the following 36 months. The exercise price per share shall be that of the company’s IPO price

Benefits:	Benefits as offered to all full-time salaried employees including: annual vacation of 3 weeks, plus company-observed holidays; medical and dental insurance coverage provided to senior executive employees of the Company and their families. Additionally, you may expense (or the company shall pay directly) term life insurance premiums which provide a benefit of no less than $500,000 to your heirs).

Expenses:	Business expenses such as cell phone, home office data/Internet, and travel expenses incurred on company business shall be reimbursed at actual cost, so long as an expense report and original receipts are submitted, per the Company’s policies

Status:	At will employment, with a 5-month termination notice. (For avoidance of doubt, full salary and benefits shall be paid between the termination notice date and the date of termination).

Confidentiality & IP:	This offer letter is contingent on a confidentiality and intellectual property assignment agreement being signed contemporaneously (Exhibit A attached).

If you have any questions, please let me know. If you are in agreement with these terms, please acknowledge your acceptance of our offer of employment, contingent on our IPO, with your signature below.

Sincerely,

/s/ Edmundo Gonzalez
Edmundo Gonzalez
CEO

AGREED AND ACCEPTED:

/s/ Art Hoath
Art Hoath

3/11/2021
Date